Exhibit 5.1

December 8, 2011

FusionStorm Global Inc.

8 Cedar Street, Suite 54A

Woburn, MA 01801

Ladies and Gentlemen:

We are familiar with the Registration Statement on Form S-1 (Registration No. 333-176297) (as amended, the “Registration Statement”) filed by FusionStorm Global Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed public offering by the Company of up to 15,481,300 shares (the “Shares”) of its Common Stock, $0.00000001 par value per share (the “Common Stock”). The foregoing number of Shares assumes the exercise in full of the over-allotment option described in the Registration Statement.

We are familiar with the Certificate of Incorporation and By-Laws of the Company, each as restated or amended to date, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, and the stock records of the Company, each as provided to us by the Company. We are familiar with the most recent form of Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.3 to the Registration Statement. For purposes of this opinion, we have assumed that, prior to the issuance of the Shares, the Amended and Restated Certificate of Incorporation of the Company will have been submitted to and approved by the stockholders of the Company and will have been filed with and accepted by the Secretary of State of the State of Delaware, in each case in accordance with the Delaware General Corporation Law (including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions).

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we express no opinion other than as to the Delaware General Corporation Law (including the statutory provisions contained therein, applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these provisions) and the federal laws of the United States.

Based upon and subject to the foregoing, it is our opinion that the Company has corporate power adequate for the issuance of the Shares in accordance with the Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of consideration therefor as described in the Registration Statement, the Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Paul Bork
a Partner